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                                                                     EXHIBIT 4.2

                              AMENDMENT NUMBER ONE
                       TO THE ALLIANCE GAMING CORPORATION
                          2001 LONG-TERM INCENTIVE PLAN

        WHEREAS, the Board of Directors (the "Board") of Alliance Gaming Corporation, a Delaware corporation (the "Company") has adopted the Alliance Gaming Corporation 2001 Long Term Incentive Plan (the "Plan"); and

        WHEREAS, the shareholders of the Company shall vote on the Plan at the Company's annual meeting to be held on December 11, 2001; and

        WHEREAS, the Company has determined that it is in the best interests of the shareholders and the Company to reduce the number of options offered under the Plan, and to correspondingly reduce the aggregate number of options that can be awarded to any individual grantee in any fiscal year; and

        WHEREAS, the Company is authorized to amend the Plan pursuant to Section 17 thereof.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1. Section 3 of the Plan is hereby amended by replacing the existing heading and first sentence of the first paragraph of Section 3 in their entirety with the following:

                "Limitation on Number of Shares. The number of shares which may at any time be made subject to options or Stock Appreciation Rights, or which may be issued upon the exercise of options or Stock Appreciation Rights granted under the Plan or made subject to grants of restricted stock, is limited to an aggregate of 1,000,000 shares of the common stock, $.10 par value, of the Company (the "Stock")."

        2. Section 12 of the Plan is hereby amended by replacing existing
Section 12 in its entirety with the following:

           "12. MAXIMUM AWARDS

                The following maximum annual and other amounts are subject to adjustment under Section 11 above and are subject to the Plan maximum under Section 3 above. Each individual Grantee may not receive in any fiscal year Awards of options and/or Stock Appreciation Rights exceeding 600,000 underlying shares of Stock. No more than 600,000 shares of Stock may be granted as Awards of restricted stock."

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        Executed effective as of the 6th day of December, 2001.

                                         ALLIANCE GAMING CORPORATION


                                         By: /s/ Mark Lerner
                                             -----------------------------------
                                             Mark Lerner
                                             Senior Vice President and Secretary